Exhibit 99.1
777 Old Saw Mill River Road Tarrytown, New York 10591 (914) 789-2800 www.progenics.com

Contact:	Kathleen Fredriksen
Corporate Development
(914) 789-2871
kfredriksen@progenics.com

PROGENICS PHARMACEUTICALS' NOVEL SMALL MOLECULE DRUGS
 TARGETING PSMA SUCCESSFULLY VISUALIZE PROSTATE CANCER
— Positive Data Reported in The Journal of Nuclear Medicine —
— Global Phase 2 Imaging Trial of Next Generation Molecule Underway —
TARRYTOWN, N.Y., March 5, 2013 -- Progenics Pharmaceuticals, Inc. (Nasdaq:PGNX) reported positive clinical data from a study of two novel radiolabeled small molecules targeting prostate-specific membrane antigen (PSMA). The imaging agents — 123I-MIP-1072 and 123I-MIP-1095 — had a high sensitivity of lesion detection in bone, tissue and the prostate gland with minimal retention in non-target tissue. The research was published as the cover article in the March issue of The Journal of Nuclear Medicine.

"Existing imaging techniques are limited in their ability to diagnose and stage prostate cancer," said John J. Babich, Ph.D., senior author of the article "First-in-Man Evaluation of Two High-Affinity PSMA-Avid Small Molecules for Imaging Prostate Cancer." "The approach described in this paper has the potential to assess disease status more accurately. It could help clinicians select optimal treatments and lead to better patient outcomes."

Separate phase 1 studies were conducted under an exploratory investigational new drug (IND) application to measure the potential effectiveness of the small molecules in diagnosing and staging prostate cancer. In the first study, seven patients with documented prostate cancer were administered doses of 123I-MIP-1072 and 123I-MIP-1095, two weeks apart. In the second study, six healthy volunteers received 123I-MIP-1072 only. Whole body planar imaging and single photon emission computed tomography (SPECT)/computed tomography (CT) were performed for each group, and pharmacokinetics, tissue distribution, excretion, safety and organ radiation dose were analyzed.

Based on the data reported, Progenics is conducting a global, multi-center phase 2 trial investigating a next generation radiolabeled small molecule targeting PSMA, MIP-1404.

Mark R. Baker, chief executive officer of Progenics, said, "We recently acquired all of the rights to the compounds described in this Journal of Nuclear Medicine paper, as well as to the phase 2 stage imaging agent MIP-1404, through Progenics' acquisition of Molecular Insight Pharmaceuticals. It is gratifying to see this expansion of our oncology pipeline demonstrating progress so soon."

Robert J. Israel, M.D., Progenics' senior vice president of medical affairs and clinical research, said, "We believe that MIP-1404 has excellent potential as a diagnostic radiopharmaceutical. Results to date from the study compounds and MIP-1404 show PSMA as a robust target for prostate cancer molecular imaging, and that a radiolabeled small molecule, which binds PSMA with high affinity, has the potential to detect prostate cancer throughout the body. Cancer treatment guidelines call for imaging prostate cancer with conventional bone scans or MRI. A more accurate method of imaging prostate cancer could be of great value."

Mr. Baker further added, "Thought leaders in prostate cancer care are focused on avoiding unnecessary surgery and other invasive procedures due to the complications associated with them. Clinicians generally prefer "watchful waiting" when the cancer appears to be indolent. At the same time, some therapeutics to treat aggressive prostate cancer have recently been approved or are under development, such as Progenics' own PSMA ADC, which currently is in phase 2 testing. Patients and their physicians would benefit from feedback on how therapeutic agents are impacting the course of cancer, and guidance on how and when to use therapeutic agents. It is clear that an improved way to visualize prostate cancer, with a high degree of specificity and sensitivity, would better inform both "watchful waiting" and the treatment of aggressive disease. We believe that data from the ongoing phase 2 trial of MIP-1404 will demonstrate its capabilities to assist prostate cancer patients and their physicians in making these critical decisions."

About Prostate Cancer
Prostate cancer is the most common form of cancer affecting men in the United States and is the second leading cause of cancer deaths among men each year. The American Cancer Society estimates that in 2013, 238,590 new cases of prostate cancer will be diagnosed and approximately 29,720 American men will die from the disease. Accurate diagnosis and staging of prostate cancer is critical to determining appropriate patient management.
About Progenics
Progenics Pharmaceuticals, Inc. is discovering and developing innovative medicines for oncology, with a pipeline that includes product candidates in preclinical through late-stage development. Progenics' first commercial product, Relistor® (methylnaltrexone bromide) for opioid-induced constipation, is marketed and in further development by Salix Pharmaceuticals, Ltd. for markets worldwide other than Japan, where Ono Pharmaceutical Co., Ltd. holds an exclusive license for the subcutaneous formulation. For additional information, please visit www.progenics.com.

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